                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                        CINEMASTAR LUXURY THEATERS, INC.


    JOHN ELLISON, JR. and JON MELOAN hereby certify that:

    1. They are the duly elected and acting President and Secretary, respectively, of CinemaStar Luxury Theaters, Inc. (the "Corporation"), a California corporation.

    2. The Articles of Incorporation of this Corporation are hereby amended to read as set forth in full below and restated as so amended (with the omissions mandated by California Corporations Code Section 910(a)) as follows:

FIRST.   The name of the corporation is:

                         CINEMASTAR LUXURY THEATERS, INC.

SECOND. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD:   The corporation is authorized to issue Sixty Million (60,000,000)
shares of capital stock, all of which are designated "Common Stock," and shall be without par value.

FOURTH. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

FIFTH.   The corporation is authorized to provide indemnification of agents
(as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code."

    3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the Board of Directors of this Corporation.

    4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of Common Stock of the corporation is 8,019,182. There are no outstanding shares of Preferred Stock of the corporation. The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

Dated:  December 10, 1997


                            /s/ John Ellison, Jr.
                           ---------------------------------------------
                           John Ellison, Jr., President


                            /s/ Jon Meloan
                           ---------------------------------------------
                           Jon Meloan, Secretary


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